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                                                                   EXHIBIT 99.16
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INVESTMENT PERFORMANCE -- EV TRADITIONAL NATIONAL MUNICIPALS FUND

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of
$1,000 in the Fund covering the 1, 5, and 10 year periods ended September 30, 1996.  Total return for the period prior to the
Fund's commencement of operations is for the Portfolio (or its predecessor) adjusted for the Fund's sales charge.

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                                         VALUE OF A $1,000 INVESTMENT


                                VALUE OF       VALUE OF            TOTAL RETURN              TOTAL RETURN
INVESTMENT        INVESTMENT    INITIAL        INVESTMENT     EXCLUDING SALES CHARGE    INCLUDING SALES CHARGE
PERIOD            DATE          INVESTMENT*    ON 09/30/96    CUMULATIVE  ANNUALIZED    CUMULATIVE  ANNUALIZED

10 YEARS ENDED
09/30/96          09/30/86      $962.31        $1,930.57      100.63%     7.21%         93.06%      6.80%

5 YEARS ENDED
09/30/96          09/30/91      $962.56        $1,419.08      47.42%      8.07%         41.91%      7.25%

1 YEAR ENDED
09/30/96          09/30/95      $962.32        $1,035.32      7.59%       7.59%         3.53%       3.53%


Average annual total return is calculated using the following formula:

                                    n
                              P(1+T)  =  ERV

            where        P         =  an initial investment of $1,000 **
                         T         =  average annual total return
                         n         =  number of years
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period


Cumulative total return is calculated using the following formula:

                               T = ( ERV / P ) - 1

            where        T         =  cumulative total return including the maximum sales charge
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period
                         P         =  an initial investment of $1,000 ***


  * Initial investment less the current maximum sales charge of 3.75%.

 ** The average annual total return including the sales charge is calculated based on an initial investment of $1,000 less the maximum initial sales charge of 3.75%.

*** The cumulative total return including the sales charge is calculated based on an initial investment of $1,000 less maximum initial sales charge of 3.75%.
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          EV TRADITIONAL NATIONAL  MUNICIPALS FUND
          30-DAY AND TAX EQUIVALENT YIELD CALCULATIONS



                    For the 30 days ended 9/30/96:

                            Interest Income Earned:     $197,193
 Plus                       Dividend Income Earned:
                                                          ------
 Equal                                Gross Income:     $197,193

 Minus                                    Expenses:      $29,936
                                                          ------
 Equal                       Net Investment Income:     $167,257

 Divided b           Average daily number of shares
                     outstanding that were entitled
                              to receive dividends:    3,287,590
                                                          ------
 Equal      Net Investment Income Earned Per Share:      $0.0509

                 Net Asset Value Per Share 9/30/96:       $10.99

                                     30 Day Yield*:         5.62%

 Divided by          One minus the Tax Rate of 31%:         0.69
                                                          ------
 Equal                     Tax Equivalent Yield **:         8.14%








 *  Yield is calculated on a bond equivalent rate as follows:
                         6
 2[(($0.0509/$10.99)+1)-1]

 ** Assuming a tax rate of 31%